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                                                                      EXHIBIT 99

K-TEL INTERNATIONAL, INC., MINNEAPOLIS

Company Contact:                                    Investor Relations Contact:

Mr. A. Merrill Ayers                                Ms. Laurel Moody
Chief Financial Officer                             Chief Executive Officer
2605 Fernbrook Lane North                           One Chase Plaza, 58th Floor
Minneapolis, MN 55447                               New York, NY 10005
K-tel International                                 Vision Corporate Consulting
Tel: 763-559-6800                                   Tel: 212-509-4565
mayers@k-tel.com                                    ktel@visioncc.net
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   K-TEL INTERNATIONAL ANNOUNCES CLOSING OF U.K. CONSUMER PRODUCTS SUBSIDIARY


Minneapolis, MN - November 14, 2000 - K-tel International, Inc. (OTCBB:KTEL) announced today that it has initiated the closing of its United Kingdom subsidiary, K-tel Marketing Limited.

K-tel Marketing Limited has engaged in the marketing of consumer products in Europe. K-tel Marketing contributed to approximately one-third of K-tel International's sales for the first quarter of fiscal 2001 and, together with K-tel's German subsidiary whose operations were discontinued earlier this year, accounted for approximately $28 million for the fiscal year ended June 30, 2000. The closing of K-tel Marketing Limited does not affect the operations of K-tel Entertainment (U.K.) Ltd., through which the Company will continue to sell its music products throughout the United Kingdom and Europe.

Commented Philip Kives, Chairman and CEO of K-tel, "Closing the operations of K-tel Marketing is a part of K-tel's strategic plan to eliminate unprofitable operations and streamline the company. We have now discontinued the sales of consumer products through subsidiaries in Germany and the U.K. which primarily utilized direct response TV advertising. This will enable us to focus our resources on music and entertainment products worldwide including the expansion of our European music operations."


About K-tel International

K-tel International is a vertically integrated developer, marketer, and distributor of music and entertainment products worldwide. The Company markets its product lines through the Internet (http://www.ktel.com), and to retailers, wholesalers, distributors, or licensees throughout the world. Ktel.com features music titles, custom CDs and digital downloads. For more information on K-tel, or to sign up for the Company's email list, please contact us at ktel@visioncc.net.

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Information in this news release of a non-historical nature relates to future events and results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The use of terminology such as "believe," "may," "expect," "anticipate," "estimate," "plan," other variations thereof or comparable terminology may identify such forward-looking statements. Actual results and performance may differ materially from expressed forward looking statements because of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, the impact from competition for Internet content, merchandise and recorded music, dependence on strategic alliance partners, suppliers and distributors, market acceptance of the Internet for commerce and as a medium for advertising, technological changes and difficulties, availability of financing and other risks discussed in the Company's 10-K report for the fiscal year ended June 30, 2000 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.